Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Bank of Florida Corporation (the “Company”), dated October 30, 2009, of our report appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ Hacker, Johnson & Smith, PA

HACKER, JOHNSON & SMITH PA

Tampa, Florida

October 30, 2009